SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 7, 2000

LCA-Vision Inc.

(Exact name of Registrant as specified in its Charter)

Delaware 0-27610 11-2882328

(State or other (Commission (IRS Employer

jurisdiction File No.) Identification Number)

of incorporation)

7840 Montgomery Road, Cincinnati, Ohio 45236

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (513)792-9292

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

LCA-Vision Inc. issued a press release announcing a 50% gain in 4th quarter 1999 procedure growth and that the Company plans to open at least 10 new LasikPlus centers in 2000.

Item 7. Financial Statements and Exhibits

(a) Exhibits

99.1 Press Release dated January 7, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LCA-VISION INC.

Date: January 7, 2000 By:/s/ Larry P. Rapp

-----------------------------

Larry P. Rapp,

Chief Financial Officer

Contacts: Stephen Joffe, Chairman & CEO The Dilenschneider Group

Larry Rapp, Treasurer & CFO Joel Pomerantz (Media)

LCA-Vision Inc. Richard Shonfeld (IR)

(513) 792-9292 (212) 922-0900

LCA-VISION REPORTS 50% GAIN IN FOURTH QUARTER 1999

PROCEDURE GROWTH

LasikPlus Centers Now Account for More than Half of All Procedures

Company Plans to open at least 10 New LasikPlus Centers in 2000

CINCINNATI, January 7, 2000 -- LCA-Vision Inc. (NASDAQ NM: LCAV),

a leading U.S.-based provider of laser vision correction services, today announced that fourth quarter procedure volume grew 50 percent versus a year ago. Laser vision correction procedures for the final quarter of 1999 rose to 8,541, up from 5,686 procedures for the same period last year. For all of 1999, the company reported a record 33,266 procedures, up from 19,791 in 1998, a 68 percent gain.

The company also noted that LasikPlus accounted for more than half of the company's fourth quarter procedures, despite the impact of downtime related to the startup and conversion of existing LCA-Vision centers to the company's new, value-priced LasikPlus format

"Consumer response to LasikPlus continues to exceed our expectations," said Stephen N. Joffe, LCA-Vision chairman and CEO. "While we continue to focus on the conversion of our remaining LCA-Vision centers, we are now planning to open a minimum of 10 brand new LasikPlus centers in 2000. Our strategy of opening the bulk of these new centers in existing markets, as we did recently in Tampa and Minneapolis, will allow us to leverage and maximize the advertising and marketing dollars earmarked for this effort."

"Our media saturation approach to the LasikPlus rollout has achieved enormous name recognition for LasikPlus in our target markets. We plan to continue to spend aggressively to position value-priced LasikPlus as the high-quality provider of choice. To achieve that goal, we have earmarked $15-$20 million in advertising, marketing and promotion this year to support the ongoing introduction of LasikPlus."

About LasikPlus

At $2,995 for both eyes, LasikPlus is priced approximately 40 percent below the $4,500-$5,000 customarily charged for laser vision correction. This has lowered the affordability bar, accelerated consumer acceptance and created a far larger base of potential patients for LasikPlus.

LCA-Vision launched LasikPlus in the Baltimore/Annapolis market in July1999. Based on the overwhelming success of this test, the company has adopted LasikPlus as its new business model and expects to complete the conversion of its remaining open-access centers this year. LasikPlus is being rolled out on a market-by-market basis in order to maximize management resources, fine tune marketing strategy and minimize the impact of conversion-related downtime on the company's operating performance.

About the National LASIK Network

On January 1, 2000, LCA-Vision launched the National LASIK Network (NLN),

a joint venture with Cole National Corporation (NYSE:CNJ) that makes laser vision correction more available and affordable to tens of millions of potential new patients. The NLN, which includes all existing and future LCA-Vision and LasikPlus centers, currently has participating providers in 63 major markets.

LCA-Vision will manage the NLN provider network and schedule member treatment in cooperation with Cole Managed Vision, a unit of Cole National Corporation.

Cole Managed Vision, a leading provider of vision care benefits with more than 50 million covered lives under management, recently began marketing a new laser vision correction benefit that offers eligible members special pricing from NLN's provider network.

LCA-Vision currently owns and operates 24 laser vision correction centers in the U.S., Canada, and Europe. More than 60 million Americans who wear eyeglasses or contact lenses are currently eligible for laser vision correction.

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This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, the impact of competition and pricing, procedure demand and marketplace acceptance, and unforeseen fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.